               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
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FORM 3                                                      OMB APPROVAL
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                                                   OMB Number          3235-0104
                                                   Expires:   September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940



(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Symington                         Allen                             E.
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  (Last)                             (First)                         (Middle)

   P.O. Box 10,  6400 Highway 66
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                                    (Street)

   Klamath Falls                          OR                          97601
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   12/17/97
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3. IRS Number or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   U.S. Timberlands Company, L.P. (Nasdaq: TIMBZ)
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


             X    Director                         10% Owner
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             X    Officer (give                    Other (Specify
           -----           title below)    ------         below)

                           President and CFO
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6. If Amendment, Date of Original   (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)


     X   Form filed by One Reporting Person
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         Form filed by More than One Reporting Person
   -----
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                                      Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
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Common Units                    300                               I                        By three sons (100 Common Units each)
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                                                                                                                           (Over)
                                                                                                                  SEC 1473 (7/96)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
 5(b)(v).

FORM 3 (continued)   Table II - Derivative Securities Beneficially Owned (e.g.,
puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security     2. Date Exer-     3. Title and Amount of        4. Conver-       5. Owner-       6. Nature of
   (Instr. 4)                          cisable and       Securities Underlying         sion or          ship            Indirect
                                       Expiration        Derivative Security           Exercise         Form of         Beneficial
                                       Date              (Instr. 4)                    Price of         Deriv-          Ownership
                                       (Month/Day/Year)                                Deri-            ative           (Instr. 5)
                                       --------------------------------------------    vative           Security:
                                       Date     Expira-                   Amount       Security         Direct
                                       Exer-    tion                      of                            (D) or
                                       cisable  Date         Title        Number                        Indirect
                                                                          of                            (I)
                                                                          Shares                        (Instr. 5)
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Unit Options (right to convert)          +        ++     Common Units     107,218        +++                 D
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Explanation of Responses:

+ The Unit Options will become exercisable upon the conversion of the Subordinated Units to Common Units on a pro rata basis, which date shall be no earlier than December 31, 2000.
++ The Unit Options expire on the tenth anniversary of the date such Unit Option is granted or earlier in certain instances upon termination of employment.
+++ The Unit Options will have an exercise price of $21.44, the market value of the Common Units as of the close of trading on January 5, 1998.



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                               /s/ Allen E. Symington              1/27/98
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                               ** Signature of Reporting Person     Date


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                                                                 SEC 1473 (7-96)